Exhibit 10.22

AIRCRAFT LEASE

THIS AIRCRAFT LEASE is made and entered into at Liberal, Kansas as of the 15th day of October, 2003, by and between JOHN R. MILLER ENTERPRISES III, LLC, a Montana limited liability company, with its principal place of business located at Shining Mntn. Ranch, French Basin Road, P. O. Box 46, Sula, Montana 59871, as lessor, hereinafter called “OWNER”, and NATIONAL BEEF PACKING COMPANY, L.L.C., a Delaware limited liability company, with a place of business at 12200 N. Ambassador Drive, Kansas City, Missouri 64163, hereinafter called “LESSEE”.

W I T N E S S E T H: That;

1.    THE LEASED AIRCRAFT. OWNER leases to LESSEE, and LESSEE leases from OWNER, upon the terms and conditions herein contained, the following described aircraft, including, without limitation, all presently installed equipment, including, but not limited to, the engines identified below and the equipment listed on Annex A, all engine, airframe, and other logbooks for or relating to the aircraft and all additions thereto and replacements or substitutions therefore, all of the foregoing items (including, without limitation, all additions thereto and replacements or substitutions therefore) being herein referred to as the “Aircraft”:

Citation Model	Citation 560
Serial No.	560-0644
FAA Reg. No.	N814QS (to be changed to N95NB)
Engine(s):
Make & Model	Pratt Whitney Canada, Inc. PW535A Turbo Fan
Serial No. LH	PCE-DC-0221
Serial No. RH	PCE- DC-0222
Each engine has 750 or more rated takeoff horsepower

OWNER either owns the Aircraft on the date hereof or will purchase the Aircraft on or before the date the Aircraft is actually delivered to LESSEE. Ownership of the Aircraft is retained by Owner. All tax benefits of ownership of the Aircraft shall be retained by and for the exclusive benefit of Owner.

2.    DELIVERY OF AIRCRAFT. The Aircraft will be delivered to LESSEE at Hamilton, Montana, or at such other location and on such terms as shall be mutually agreed to by the parties.

3.    LOCATION AND USE OF AIRCRAFT. The Aircraft shall be based at the Hamilton Municipal Airport at Hamilton, Ravalli County, Montana. The permanent base of the Aircraft may not be changed to another location without OWNER’s prior written consent to such new permanent base. LESSEE shall not fly the Aircraft outside the continental United States without the prior written consent of OWNER. In no event shall LESSEE operate the Aircraft outside the United States: (a) in any area not covered by any insurance required by the terms of Article 5 hereof, or in any recognized or threatened areas of hostilities unless fully covered to OWNER’s reasonable satisfaction by political risk, expropriation, hijacking, and war risk insurance; (b) in any jurisdiction for which a travel advisory or equivalent warning issued by the United States Department of State, or any subagency thereof, is in effect, or in any country that is experiencing widespread civil unrest or widespread anti-American activity; (c) in any area in which OWNER’s title to the Aircraft may reasonably be expected to be jeopardized or not recognized; or (d) more than ninety (90) days during any twelve month period during the term hereof. LESSEE will use the Aircraft for business purposes in connection with its business and shall not use the Aircraft for the transportation of persons or goods for hire to third parties without OWNER’s prior express written consent. LESSEE shall have operational control and possession, command and control of the aircraft at all times under this Lease, except when OWNER is using the aircraft pursuant to Article 11.

4.    TERM AND LEASE RENTAL; CONTINGENT LEASE TERMINATION PAYMENT. The Aircraft is leased for a term of eighty (81) months, commencing with the date of the delivery of the Aircraft to LESSEE as shown on a delivery and acceptance receipt signed by LESSEE or LESSEE’s agent, a true and complete copy of which shall be attached hereto. As consideration for the lease of the Aircraft, LESSEE agrees to pay OWNER a base regular monthly rental as follows: (a) in year one, base monthly rental payments of $25,400; (b) in year two, base monthly rental payments of $35,400; (c) in year three, base monthly rental payments of $40,380; and (d) in years four, and thereafter, base monthly rental payments of $45,380 (hereinafter “Regular Monthly Rental Payments”). The base rental payments are indexed to the three (3) month London Interbank Offered Rate (“LIBOR”) as set forth in “The Wall Street Journal” and will be adjusted quarterly (at January, April, July and October) after the first quarter of the term hereof by adding a Payment Adjustment Amount, as defined below. LESSEE may lock in the Payment Adjustment Amount at any Rental Review Date, as defined below, by giving OWNER not less than thirty (30) days’ notice of intent to lock prior to the beginning of a quarter subject to adjustment.

Regular Monthly Rental Payments due during each quarter after the first quarter of the term of this Lease, shall be subject to adjustment by adding thereto a Payment Adjustment Amount. Not less than five (5) business days before the first Regular Monthly Payment is due at the beginning of each quarter subject to adjustment (each a “Rental Review Date”), OWNER shall compute a Payment Adjustment Amount to be added to each Regular Monthly Rental Payment. The Payment Adjustment Amount for each pertinent Regular Monthly Rental Payment during a quarter shall be equal to the “Outstanding Lease Balance” set forth in Annex B for the Regular Monthly Rental Payment immediately preceding the first Regular Monthly Rental Payment in that quarter, multiplied by ..            , multiplied by the difference between 1.15% and LIBOR for the pertinent Rental Review Date. If, on the pertinent Rental Review Date, LIBOR is greater than 1.15 % per annum, LESSEE shall pay OWNER on each of the subject Monthly Rental Payment Dates (beginning with the first payment due after the payment due five Business Days after the subject Rental Review Date), in addition to the Regular Monthly Rental Payments, the Payment Adjustment Amounts so calculated as described above. If, on the pertinent Rental Review Date, LIBOR is less than 1.15% per annum, the amount of the Regular Monthly Rental Payments due from LESSEE on the pertinent Monthly Rental Payment Dates shall be reduced by the Payment Adjustment Amounts so calculated as described above. If, on the pertinent Rental Review Date, LIBOR equals 1.15% per annum, no Payment Adjustment Amount will be due from LESSEE and no reduction in Regular Monthly Rental Payments will be made on the pertinent Monthly Rental Payment Dates. In the event a Rental Review Date falls on a date when “The Wall Street Journal” is not published or on which LIBOR is not published in “The Wall Street Journal”, LIBOR will be determined by reference to the immediately preceding published rate for LIBOR. In the event LIBOR is no longer published, a reference rate will be determined by OWNER, in its sole discretion, by selecting another index which is similar, beyond OWNER’s control and readily verifiable by LESSEE. OWNER shall notify LESSEE by telefax or otherwise of the Payment Adjustment Amount so calculated.

The first Regular Monthly Rental Payment shall be paid to OWNER on the delivery date of the Aircraft, and each subsequent Regular Monthly Rental Payment shall be due and payable to OWNER on or before the same day of each succeeding month (hereinafter “Monthly Rental Payment Date”) during the lease term. All payments shall be payable to John R. Miller Enterprises III, LLC, unless otherwise directed. Any late rental payments shall be subject to a late payment fee of one and one-half percent (1½%) of the amount of the late rental payment per month or fraction thereof.

LESSEE shall not have any right to terminate this Lease before the end of the term hereof unless OWNER in its sole discretion approves such termination in writing and the terms and conditions of such termination. Nevertheless, if LESSEE terminates this Lease before the end of the term hereof with the prior written approval of OWNER (but not if LESSEE terminates this Lease due to a default by OWNER) or if this Lease otherwise terminates at the end of the term hereof due to LESSEE’s payment in full of all rent and other amounts due hereunder and performance in full of all other obligations of LESSEE hereunder, LESSEE and OWNER shall each solicit offers to purchase the Aircraft from prospective third party purchasers. If one or more such offers to purchase the Aircraft, acceptable to OWNER in OWNER’s discretion, are received within thirty (30) days of the expiration of the term of this Lease, then the Aircraft shall be sold by OWNER to the highest bidder. OWNER shall, upon receipt of the purchase price of the Aircraft in connection with such sale, convey title to the Aircraft to the purchaser by a bill of sale, which transfer shall be “AS-IS, WHERE IS”, with all faults, without recourse to OWNER and without any representation or warranty of any kind whatsoever by OWNER, express or implied. OWNER shall retain the entire net proceeds of any such sale of the Aircraft. In addition to any other amounts that LESSEE may otherwise owe hereunder, LESSEE shall pay OWNER a contingent lease termination payment (“Contingent Payment”) if the net sale proceeds from the sale of the Aircraft pursuant to the above terms of this paragraph (net of all reasonable expenses of sale, including, without limitation, any reasonable sales commission) are less than the stipulated loss value of the Aircraft as of the nearest month on the Amortization Schedule attached hereto and incorporated herein as Annex “B.” The Contingent Payment shall be equal to the difference between the subject stipulated loss value and the net sale proceeds from the sale of the Aircraft. If the net sale proceeds from the sale of the Aircraft exceed the subject stipulated loss value of the Aircraft, LESSEE shall not owe OWNER any Contingent

Payment for the termination of this Lease. The Contingent Payment shall be due within thirty (30) days from LESSEE’s receipt from OWNER of a detailed accounting of the determination of the net sale proceeds from the sale of the Aircraft.

5.    INSURANCE. LESSEE shall, at LESSEE’s expense, secure and maintain in effect throughout the term of this Aircraft Lease, as a minimum, insurance coverage on the Aircraft as follows:

(a) Bodily Injury Liability — Including Passengers	} }
	}	$ 100,000,000
(b) Property Damage Liability	}	Single Limit

(c) Hull Insurance		$7,100,000

All insurance shall be written in the name of OWNER and LESSEE, and shall name OWNER as loss payee. Hull insurance shall be all risk ground and flight, include a breach of warranty endorsement in favor of OWNER, provide for 30 days’ prior written notice to OWNER of cancellation, and provide coverage for foreign object damage. All insurance shall be written in insurance companies and with terms (including, but not limited to, maximum deductibles) acceptable to OWNER.

LESSEE shall furnish OWNER copies of all hull and liability insurance policies and all endorsements and attachments thereto, whether the insurance is purchased at the beginning or during the term of the Aircraft Lease. LESSEE shall furnish OWNER evidence that the required insurance has been secured prior to the delivery of the Aircraft.

6.    RISK OF LOSS.

a.    LESSEE hereby assumes and shall bear the entire risk of loss, theft, confiscation, damage, to or destruction of the Aircraft from any cause whatsoever, and shall promptly notify OWNER thereof. Except as otherwise provided in Article 6(b) below, this Aircraft Lease shall not terminate and the obligations of LESSEE shall not be affected by reason of any damage or loss of the Aircraft. Notwithstanding any other provisions of this Aircraft Lease, LESSEE shall not assume or bear the risk of loss, theft, confiscation, damage to or destruction of the Aircraft when such damage is caused by the negligent acts or omissions of OWNER, or if such loss, theft, confiscation, damage or destruction occurs during, or as a result of, any hours of usage by OWNER, its agents, owners, or employees.

b.    All references to hull insurance that follow are based on the assumption that such coverage has been maintained in an amount at least as great as that required by Article 5(c) hereof. In the event of loss or damage to the Aircraft as described below, LESSEE shall be obligated to pay OWNER any applicable deductible and any deficiency between the amount of hull insurance required by Article 5(c) hereof and the amount of hull insurance in force, and OWNER shall, provided LESSEE is not then in default hereunder, refund to LESSEE any excess of the proceeds from such insurance over the amount of the hull insurance required by Article 5(c) hereof.

(i)    If the Aircraft is lost or damaged beyond repair and the insurance company pays OWNER the amount of the hull insurance required by Article 5(c), LESSEE shall, within ten (10) days after such payment by the insurance company, pay OWNER the amount of the hull insurance deductible plus all other amounts due hereunder as of the date of such payment and this Aircraft Lease shall end. LESSEE will pursue settlement with the insurance company diligently and time is of the essence. If payment is not made to OWNER for the Aircraft by the insurance company within one hundred twenty (120) days of the date of loss, LESSEE shall pay OWNER on the one hundred twentieth (120th) day an amount equal to the hull insurance required by Article 5(c) hereof, including any applicable hull insurance deductible, and the obligation to pay rental hereunder shall continue until such payment is made. LESSEE shall continue to pay the Regular Monthly Rental Payments and all other sums due hereunder as the same become due until this Aircraft Lease ends with the receipt by OWNER of all payments from the insurance company and/or LESSEE as set forth above. If LESSEE makes full payment to OWNER prior to its receipt of any hull insurance payments, OWNER will assign to LESSEE all claims it may have against the insurance company under the hull insurance policy and this Aircraft Lease shall end. If such insurance claims are not assignable for any reason, and LESSEE has made all prescribed payments to OWNER, OWNER shall pursue such insurance claims on behalf of LESSEE.

(ii)    If the Aircraft is only partially damaged, this Aircraft Lease shall remain in full force and effect, and LESSEE shall at its cost and expense repair the Aircraft so as to place it as nearly as possible in the same condition as it was before the damage. To the extent such damage is covered by insurance, OWNER, upon receiving from LESSEE such information and such documents as may be required, shall make claim under the insurance policy and shall promptly reimburse LESSEE for the cost of repairing the Aircraft to the full extent of, but not more than, the net amount of such insurance recovery actually received; provided, however, that no such payment shall be made if LESSEE has not paid all amounts then owing hereunder and the payment shall not be made until the repairs have been approved by OWNER or its designees. During the period the Aircraft is being repaired, LESSEE shall continue to pay the Regular Monthly Rental Payments and all other sums due hereunder as they become due. If payment for the damage to the Aircraft is not made to OWNER by the insurance company, LESSEE shall be obligated to repair the Aircraft at its sole cost and expense, and OWNER will assign to LESSEE all claims it may have against the insurance company for the damages to the Aircraft.

(iii)    If the Aircraft is seized, condemned, confiscated, or in any manner taken by the government of the United States, any foreign government, or any political subdivision thereof, or any agencies of any such governments or political subdivisions, or by any terrorist or terrorist group, LESSEE shall immediately notify OWNER in writing and take all necessary action to secure release of the Aircraft. If the Aircraft is not returned to OWNER or LESSEE within ninety (90) days of such taking, LESSEE shall immediately notify OWNER in writing and shall forthwith pay OWNER the value of the Aircraft, which for purposes of this paragraph shall be equal to the amount of the hull insurance required by Article 5(c) hereof, and upon such payment being made by LESSEE to OWNER, this Aircraft Lease shall end. In the event of such payment, OWNER shall transfer to LESSEE its interest in the Aircraft. LESSEE shall continue to pay the Regular Monthly Rental Payments and all other sums due hereunder until receipt by OWNER of payment from LESSEE pursuant to this subparagraph.

Notwithstanding any other provision of this Article 6.b., LESSEE shall not assume or bear the risk of loss, theft, confiscation, damage to or destruction of the Aircraft when such damage is caused by the negligent acts or omissions of OWNER, or if such loss, theft, confiscation, damage or destruction occurs during, or as a result of, any hours of negligent usage by OWNER, its agents, owners, or employees. Any loss to the Aircraft resulting from OWNER’S negligent acts or omissions shall be the sole responsibility of OWNER. Nothing in the immediately preceding sentence shall be construed to contradict the parties’ agreement in Article 8 hereof to share the cost of regular maintenance and repairs of the Aircraft based upon their proportionate, non-negligent use of the Aircraft.

c.    Notwithstanding any other provision of this Article 6 (but subject to the agreement of the parties that any loss to the Aircraft caused by the negligent act or omission of LESSEE or OWNER shall be the sole responsibility of such negligent party), LESSEE and OWNER shall share proportionately any uninsured loss to the Aircraft based upon their proportionate use of the Aircraft during the preceding year, or partial year if the loss occurs during the first year of the lease term.

7.    LESSEE AND OWNER COVENANTS. LESSEE covenants and agrees:

(a)    to obtain all licenses and registrations (except Federal Aviation Administration Registrations) required by law, in the name of OWNER; to pay all taxes, assessments, licenses and other fees and charges imposed by any national, state or municipal government or other public or airport authority of any nature whatsoever on this Aircraft Lease, on OWNER’s purchase of the Aircraft for lease to LESSEE hereunder, on any payments hereunder, on the Aircraft or on its use during the term of this Aircraft Lease (including penalties and interest, but excluding any sales tax payable on OWNER’s purchase of the Aircraft and excluding any state or federal income taxes on OWNER’S receipt of payments hereunder) whether the same be payable by or assessed to OWNER or LESSEE and whether assessed during the term or after the expiration or cancellation of this Aircraft Lease, and to save OWNER free and harmless therefrom or, if under local law or custom payment therefor may be made only by OWNER, to reimburse OWNER upon demand for any such payments made by OWNER; to file any returns or reports in connection with the foregoing required of either OWNER or LESSEE except when OWNER makes payment as aforesaid;

(b)    that the Aircraft will be used and operated (1) in accordance with the operating instructions of the manufacturers, (2) in conformity with all laws, ordinances, rules and regulations,

national, state, municipal or otherwise, now existing or hereafter enacted, controlling or in any way affecting the operation, use or possession of the Aircraft or the use of any airport premises by the Aircraft; and (3) only in compliance with the conditions and limitations set forth in the applications for or policies of insurance made or issued pursuant to the terms of this Aircraft Lease;

(c)    that LESSEE shall not make any alterations or modifications to the Aircraft or install any additional equipment therein without the prior express written consent of OWNER; that unless otherwise expressly agreed in writing prior to installation, all additional equipment installed in the Aircraft shall become the property of OWNER forthwith, be included in the definition of the Aircraft and subject to all of the terms and conditions of this Aircraft Lease;

(d)    that neither this Aircraft Lease nor LESSEE’s rights hereunder shall be assignable by LESSEE nor shall the Aircraft be subleased or loaned without the prior express written consent of OWNER, and LESSEE will not permit any charge, lien, or encumbrance of any nature to be placed or to remain upon the Aircraft;

(e)    to inspect the Aircraft upon receipt and furnish OWNER a delivery and acceptance receipt; upon acceptance it shall be conclusively presumed that LESSEE accepted the Aircraft in its then condition and that it has been found by LESSEE to be in good, safe, and serviceable condition and fit for LESSEE’s intended use; that at the termination of this Aircraft Lease, however caused, LESSEE shall deliver possession of the Aircraft to OWNER at Liberal, Kansas, or at another mutually acceptable location, in the same condition as when delivered to LESSEE, excepting only normal wear, and, if the Aircraft is not returned in such condition, LESSEE shall pay OWNER all applicable rentals that would have accrued hereunder until the Aircraft is put into such condition plus all reasonable costs of all parts and labor necessary to put the Aircraft in such condition; to permit OWNER and its designees at all reasonable times to inspect the Aircraft; and to furnish any information with respect to the Aircraft and its use and maintenance that OWNER may reasonably request;

(f)    to be liable to OWNER for and indemnify OWNER against any and all accidental damage to the Aircraft which occurs in any manner from any cause or causes during the term of this Aircraft Lease or until redelivery of the Aircraft to OWNER, except to the extent such accidental damage to the Aircraft occurs during or as a result of any hours of usage by OWNER, its agents, owners, officers, directors, or employees, and except to the extent that OWNER shall be promptly paid for such damage pursuant to the heretofore described insurance, and to indemnify and save OWNER harmless from and against any and all claims, costs, expenses, demands, liabilities, penalties, fines, and forfeitures of any nature whatsoever which may be asserted against OWNER or the Aircraft or incurred by OWNER arising out of or in any manner occasioned by LESSEE’s use, operation, or maintenance of the Aircraft during the term of this Aircraft Lease or until redelivery of the Aircraft to OWNER, except to the extent that such claims, costs, expenses, demands, liabilities, penalties, fines, and forfeitures occur during or as a result of any hours of usage by OWNER, its agents, owners, officers, directors, or employees, and that this covenant of indemnity shall survive the expiration or termination of this Aircraft Lease;

(g)    to maintain all records, logs, and other materials in good form as required pursuant to this Aircraft Lease or by the Federal Aviation Administration or any other governmental authority to be maintained in respect of the Aircraft, to make the same available at all reasonable times for inspection by OWNER (which right of inspection shall include, without limitation, the right to inspect all records and materials generated and maintained by LESSEE or by the Aircraft’s manufacturer or the designees thereof in connection with any maintenance monitoring system), and at the expiration or termination of this Aircraft Lease to deliver such materials to OWNER;

(h)    to permit the Aircraft to be operated only by pilots having a current certification as required by the Federal Aviation Administration or any other governmental authority and which meets the minimum requirements of the heretofore described insurance policies or applications; however, the operation of the Aircraft by OWNER, its agents, owners, officers, directors, or employees in a manner so as not to meet the requirements of such insurance policies or applications shall not result in a breach of this Article 7(h) by LESSEE;

(i)    to pay for all fuel, oil and other consumables for operation of the Aircraft;

(j)    to carry in the Aircraft a fully executed copy of this Aircraft Lease at all times;

(k)    to maintain a hangar facility for storage of the Aircraft at the airport identified in Article 3.

OWNER covenants to be bound by the applicable provisions of Article 7(b), (g), (h), (i), and (j) above during any time that the Aircraft is being used by, or is under the operational control of, OWNER as permitted herein.

8.    MAINTENANCE AND RESERVES FOR ENGINE REPLACEMENT. LESSEE (with cost sharing from OWNER as provided below) will cause the Aircraft to be maintained and kept in good order and repair and completely airworthy, replace any and all parts which may be worn out, lost, destroyed, or unavailable for use in or on the Aircraft, and cause all inspections and overhauls of the Aircraft and its engines to be made, all in accordance with the requirements and recommendations of the manufacturer of the Aircraft and the manufacturers of the components thereof and in accordance with the requirements of the Federal Aviation Administration or any other governmental authority. LESSEE further agrees to keep the Aircraft and its engines enrolled and participating at all times in the manufacturers’ maintenance and maintenance tracking systems, if any. Except in case of emergency, all maintenance, repairs, parts replacement, inspections, and overhauls shall be performed at factory authorized service centers. It is understood that if any emergency maintenance item can be deferred for handling at the next scheduled routine inspection at a factory authorized service center, then such items will be deferred. LESSEE will notify OWNER within one working day when such emergency maintenance is required and forward complete copies of all invoices and work orders arising therefrom to OWNER. OWNER will contribute to the cost of all regular and emergency maintenance of the Aircraft and of keeping the Aircraft in good condition and repair as described herein based upon OWNER’s proportionate share of the total number of hours that the Aircraft is flown annually. The parties shall keep a log of the total flight hours used by LESSEE and by OWNER to determine the parties’ proportionate use of the Aircraft over the term of the Lease. Initially, OWNER shall reimburse LESSEE for five and one half percent (5.5%) of LESSEE’s out-of-pocket costs for maintenance and upkeep of the Aircraft upon monthly invoices therefore with supporting documentation. OWNER’s proportionate share of such maintenance and upkeep expenses shall be reconciled annually.

LESSEE agrees, as further consideration for the lease of the Aircraft, to pay OWNER on a monthly basis an amount equal to $197 multiplied by the number of hours of usage by LESSEE during the preceding month, excepting any hours of usage by OWNER, which is the subject of Section 11 hereof. This $197 per hour engine replacement reserve amount shall be reviewed annually and adjusted pursuant to the Cessna Finance Corporation quoted engine rate of reserve for similar jet aircraft engines.

LESSEE and OWNER agree that no upgrades or enhancements to the Aircraft will be made during the term hereof without their mutual agreement upon the desirability of such upgrade or enhancement and upon how such upgrade or enhancement will be paid for or impact lease payments hereunder. OWNER agrees that during the term hereof (so long as LESSEE is not in default hereunder) LESSEE will be permitted to make claims under the Aircraft’s manufacturers’ warranties to the extent permitted thereunder and that OWNER will cooperate with LESSEE in making all warranty claims.

9A.    DEFAULT BY LESSEE. If LESSEE fails to repair and maintain the Aircraft, discharge all liens (except for liens created by Owner), secure all licenses or registrations, pay all taxes (except for any sales tax due on OWNER’s purchase of the Aircraft and any of Owner’s income tax obligations), assessments, licenses, and other fees or charges, pay all costs and expenses to be paid by LESSEE, procure and maintain insurance, all as above provided, or to perform any of the other covenants or obligations of LESSEE, OWNER, at its option, may do so, and all advances and expenses incurred by OWNER in connection therewith shall be repaid by LESSEE to OWNER upon demand, together with interest thereon at the highest applicable rate allowed by law (but not more than one and one-half percent (1.5%) per month or fraction thereof) until paid. OWNER may enter upon the premises where the Aircraft is located for purpose of inspection, and may remove the Aircraft forthwith, without notice to LESSEE, if, in the reasonable opinion of OWNER, the Aircraft is being improperly used or maintained.

If LESSEE shall fail to make any Regular Monthly Rental Payment or fail to pay any other amounts payable hereunder when the same are due and payable, or if LESSEE should default in the performance of any of the other terms, conditions, or covenants to be performed by LESSEE hereunder, or if LESSEE should default in the performance of any of the terms, conditions, or covenants to be performed by LESSEE under any other contracts or agreements between LESSEE and OWNER at any time, or if the insurance required to be maintained hereunder shall expire or be canceled and LESSEE shall fail to replace such insurance, or if the Aircraft shall be misused or abandoned by LESSEE, or if LESSEE shall become insolvent, commit any act of bankruptcy, or if bankruptcy proceedings are begun by or against LESSEE, or if a receiver is appointed for LESSEE, or if for any reason OWNER shall, in good faith, reasonably deem said Aircraft or itself insecure, then OWNER, at its option, and in addition to and without prejudice to any other remedies, (a) may enter upon the premises where the Aircraft is located and take possession of and remove the Aircraft, with or without notice to LESSEE, and with or without legal proceedings, and in removing the Aircraft, OWNER may, if permitted by law, use any of LESSEE’s licenses in respect to the Aircraft, and/or (b) may terminate this Aircraft Lease, and/or (c) may sell, lease or otherwise dispose of all or any part of the Aircraft at public or private sale, with or without advertisement or publication, with or without notice to LESSEE, and with or without legal proceedings; provided that such sale is conducted in accordance with the requirements of applicable law.

Upon such termination, LESSEE shall be liable to OWNER and shall forthwith pay OWNER the amount of OWNER’s damages caused by LESSEE’s default(s), including, but not limited to, (a) any and all reasonable costs and expenses incurred by OWNER in the repossession or disposition of the Aircraft (including, but not limited to, court costs and reasonable attorneys’ fees, where allowed by law, and transportation and storage expenses), plus (b) any other sums due under other provisions of this Aircraft Lease, including, but not limited to, past due Regular Monthly Rental Payments, reserves for engine replacement, and late payment fees, plus (c) as liquidated damages for loss of a bargain and not as a penalty, and in lieu of any further payments of rent, the stipulated loss value of the Aircraft as of the month preceding the date of OWNER’s demand as shown on the Amortization Schedule attached hereto and incorporated herein as Annex “B”, plus (d) interest at the rate of 18% per annum on the total of the foregoing from the date of demand to the date of payment (and the parties acknowledge that the foregoing money damage calculation reasonably reflects OWNER’s anticipated loss with respect to the Aircraft and this Lease resulting from the event of default and the termination of this Lease due to such default by LESSEE).

If OWNER actually repossesses the Aircraft, then OWNER shall not be required to sell, lease or otherwise dispose of the Aircraft prior to OWNER enforcing any of the remedies described above. OWNER may sell, lease or otherwise dispose of the Aircraft in any manner it chooses so long as such disposition is conducted in accordance with the requirements of applicable law, free and clear of any claims or rights of LESSEE and without any duty to account to LESSEE with respect thereto except as provided below. If OWNER actually sells or leases the Aircraft pursuant to the remedies provided above in this Article 9A, then OWNER will credit the net proceeds of any sale of the Aircraft, or the net present value (discounted at the then current LIBOR plus 300 basis points) of the rents payable under any new lease of the Aircraft, against and up to (but not exceeding) the amounts payable by LESSEE under any of the preceding paragraphs of this Article 9A and any other amounts LESSEE owes OWNER hereunder, or will reimburse LESSEE for and up to (but not exceeding) LESSEE’s payment thereof.

9B.    OWNER DEFAULTS. If OWNER materially breaches its obligations under Article 14 herein or its obligations to share maintenance and repair expenses of the Aircraft as provided herein, LESSEE may cancel this Lease upon not less than thirty (30) days’ written notice, after giving OWNER not less than ten (10) business days’ written notice of the default and an opportunity to cure such default within such ten (10) business day period. At the end of such cancellation notice period, LESSEE shall return the Aircraft in the condition required in Article 7(e) hereof.

10.    NO REPRESENTATIONS. Time is of the essence of this Aircraft Lease. No representations, warranties, promises, guarantees, covenants, or agreements, oral or written, expressed or implied, have been made by LESSEE or OWNER, or any agents or employees thereof, with respect to this Aircraft Lease or the Aircraft, except as expressly provided herein.

11.    OCCASIONAL USE BY OWNER. Under circumstances not detrimental to LESSEE, and to LESSEE’S ready access to the Aircraft whenever LESSEE desires to use the Aircraft, LESSEE agrees to make the Aircraft available to OWNER, without pilots, for OWNER’S occasional, incidental use. LESSEE shall be reimbursed for costs incurred by LESSEE, if any, for fuel, hangar and tie-down costs away from the Aircraft’s base of operation and miscellaneous out-of-pocket expenses and taxes incurred by LESSEE that are attributable to such occasional use of the Aircraft by OWNER, if any. During all such OWNER flights, OWNER shall assume operational control, possession, command and control of the Aircraft, and shall indemnify, defend, and hold harmless LESSEE from and against any and all claims, costs, expenses, demands, liabilities, penalties, fines, and forfeitures of any nature whatsoever which may be asserted against LESSEE arising out of or in any manner occasioned by OWNER’s use, operation, or maintenance of the Aircraft during the term of this Aircraft Lease or until redelivery of the Aircraft to OWNER, and that this covenant of indemnity shall survive expiration or termination of this Aircraft Lease. If OWNER and LESSEE agree to allow OWNER to use the aircraft with LESSEE’S pilots in a context that would require reimbursement to LESSEE for use of the pilot’s time, OWNER shall be responsible for applicable excise taxes of all types with respect to such payments, if any. Nothing contained herein shall preclude OWNER from separately, occasionally employing LESSEE’s pilots on a part-time basis that does not interfere with LESSEE’s employment of such pilots on a full-time basis. OWNER shall be solely responsible for all payments to pilots, including compliance with withholding taxes, if any, for any such part-time employment. OWNER shall not use the Aircraft or LESSEE’S pilots under any circumstances that would be characterized as causing LESSEE to be conducting a commercial flight or flight for hire.

12.    MISCELLANEOUS. This Aircraft Lease is, and is intended to be, a lease, and LESSEE does not acquire any right, title, or interest whatsoever, legal or equitable, in the Aircraft, except its interest as LESSEE hereunder as expressed herein. The relationship between OWNER and LESSEE hereunder shall always and only be that of lessor and lessee of the Aircraft. OWNER covenants that if LESSEE is not in default under this Aircraft Lease as described herein, LESSEE shall peacefully and quietly hold, possess, and use the Aircraft during the entire lease term, free from any interference or hindrance. Rentals hereunder shall not abate during the term hereof because LESSEE’s right to possession of the Aircraft has terminated, except if such termination is the result of an early termination hereof as permitted in Article 4 above.

LESSEE shall at no time during this Lease for any purpose whatsoever be or become the agent of OWNER, and OWNER shall not be responsible for the acts and omissions of LESSEE or LESSEE’S agents. Except as expressly provided herein to the contrary, OWNER shall at no time during this

Aircraft Lease for any purpose whatsoever be or become the agent of LESSEE, and LESSEE shall not be responsible for the acts and omissions of OWNER or OWNER’s AGENTS. The rights and remedies with respect to any term and condition of the Aircraft Lease shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies in favor of OWNER or LESSEE under any applicable law. Failure by either party to enforce strictly any provisions of this Aircraft Lease shall not be construed as a waiver thereof. All notices shall be effective and binding on the parties hereto upon actual delivery or when deposited in the United States mail with first class postage prepaid and properly addressed to the address of the party set forth herein. This Aircraft Lease may not be assigned without the written consent of the non-assigning party, which consent shall not be unreasonably withheld. All payments or other money due hereunder shall be paid by LESSEE or OWNER without recoupment, setoff, or counterclaim, either in law or in equity. This Aircraft Lease, which, together with the referenced Annex, constitutes the entire agreement between the parties, shall be binding on the heirs, executors, administrators, successors, and assigns of LESSEE and inure to the benefit of the parties’ successors and assigns. Except as elsewhere herein provided, any change or modification to this Aircraft Lease shall be in writing and signed by the parties hereto. This Aircraft Lease is a Kansas Contract and shall be construed and interpreted in accordance with the Laws of the State of Kansas.

13.    NO OTHER WARRANTIES; LIMITATION OF LIABILITY. EXCEPT FOR THE WARRANTY OF TITLE, TO THE EXTENT ALLOWED BY APPLICABLE LAW, THERE ARE NO OTHER WARRANTIES BY OWNER APPLICABLE TO THE AIRCRAFT, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, DESCRIPTION, DURABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR OTHERWISE, ALL OF SUCH WARRANTIES BEING HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED HEREIN, OWNER SHALL HAVE NO LIABILITY TO LESSEE FOR ANY CLAIM, LOSS, OR DAMAGE CAUSED OR ALLEGED TO HAVE BEEN CAUSED, DIRECTLY OR INDIRECTLY, BY THE AIRCRAFT OR THE USE THEREOF, WHETHER SUCH DAMAGES OR ALLEGED DAMAGES ARE GENERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR OTHERWISE, WHETHER SUCH LIABILITY OR ALLEGED LIABILITY ARISES OR IS ALLEGED TO ARISE OUT OF ANY DESIGN, MANUFACTURING, OR OTHER DEFECT, LATENT OR PATENT, IMPROPER MAINTENANCE, STRICT LIABILITY, CRASH WORTHINESS, OR ANY OTHER STATUTORY OR COMMON LAW THEORY OF LIABILITY WHATSOEVER.

14.    OWNER COVENANTS. OWNER covenants and agrees:

(a)    that OWNER, its agents, owners, officers, directors, and employees, whether on LESSEE’s business or otherwise, shall not use or operate the Aircraft, or cause the Aircraft to be used or operated, (1) in violation of the Operating Instructions of the manufacturers, (2) in violation of any laws, ordinances, rules, and regulations, national, state, municipal, or otherwise, now existing or hereafter enacted, controlling or in any way affecting the operation, use, or possession of the Aircraft or the use of any airport premises by the Aircraft, (3) in violation or contravention with the conditions and limitations set forth in the applications for or policies of insurance made or issued pursuant to the terms of this Aircraft Lease, or (4) in violation of any of the provisions of Article 7 above that are applicable to OWNER.

(b)    to be liable to LESSEE for and indemnify LESSEE against any and all claims, costs, expenses, demands, liabilities, penalties, fines, and forfeitures of any nature whatsoever which may be asserted against LESSEE or incurred by LESSEE arising out of or in any manner occasioned by OWNER’s breach of this Article. This covenant of indemnity shall survive the expiration or termination of this Aircraft Lease.

15.    TRUTH IN LEASING.

(a)    LESSEE AND OWNER HAVE REVIEWED THE AIRCRAFT’S MAINTENANCE AND OPERATING LOGS AND HAVE FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 135 OF THE FEDERAL AVIATION REGULATIONS DURING THE 12 MONTHS PRECEDING THE EXECUTION OF THIS AIRCRAFT LEASE. LESSEE AND OWNER CERTIFY THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 135 OF THE FEDERAL AVIATION REGULATIONS.

(b)    LESSEE CERTIFIES THAT LESSEE, THROUGH ITS COMPANY PILOT AT HAMILTON MONTANA, AND NOT OWNER, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AIRCRAFT LEASE DURING THE TERM HEREOF. LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. LESSEE’S ADDRESS IS: 12200 N. Ambassador Drive, Kansas City, Missouri 64163

(c)    LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS AIRCRAFT LEASE. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

[Space Intentionally Left Blank]

IN WITNESS WHEREOF, this Aircraft Lease has been finally executed at Kansas City, MO, as of the day and year first above written in duplicate originals, one executed copy of which was delivered to LESSEE, the receipt of which is hereby acknowledged.

Attest:		NATIONAL BEEF PACKING COMPANY, L.L.C.

By:	/s/ LANE CRITCHFIELD	By:	/s/ JAY NIELSEN
“LESSEE”

:		JOHN R. MILLER ENTERPRISES III, L.L.C. by JOHN R. MILLER ENTERPRISES, L.L.C. Its sole Member

		By:	/s/ JOHN R. MILLER
John Miller, President

ANNEX “A”

TO AIRCRAFT LEASE

No. ___________

Equipment List

Model of Aircraft Cessna 560 (Citation Encore)

Serial No. 560-0644

U.S. Registration N814QS (to be changed to N95NB)

ANNEX “B”

TO AIRCRAFT LEASE

(See Attached)

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